Exhibit 99.1

COTHERIX ANNOUNCES FOURTH QUARTER VENTAVIS SALES AND 2006 REVENUE GUIDANCE

-Ventavis sales increase 30 percent over previous quarter-

South San Francisco, Calif., January 19, 2006 -- CoTherix, Inc. (Nasdaq: CTRX) today announced that preliminary net product sales of Ventavis® (iloprost) Inhalation Solution in the fourth quarter of 2005 totaled approximately $11.0 million, up 30 percent from $8.4 million in the third quarter of 2005. Preliminary 2005 net product sales for Ventavis, which was launched in March 2005, were approximately $23.9 million. Ventavis is indicated for the treatment of pulmonary arterial hypertension (PAH) in patients with New York Heart Association Class III or IV symptoms (World Health Organization Group I).

The company currently estimates that Ventavis net product sales in 2006 will be between $65 million and $70 million. CoTherix plans to provide additional financial guidance for 2006 on March 8, 2006 when the company reports its full fourth quarter and year end financial results.

"Ventavis, as the first inhaled prostacyclin therapy, has established an important role in PAH treatment. Since launch, Ventavis has become more convenient for patients with the introduction of the new, portable I-neb inhalation device in mid-December. In less than one month, approximately ninety percent of patients were converted to the I-neb device," said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. "We believe the added convenience of the I-neb device will provide further momentum for strong sales growth for Ventavis in 2006."

Santel added, "With our existing capital and projected revenue growth, we believe we have the resources necessary to maximize the Ventavis opportunity by continuing to invest in further clinical development. In addition, during the first half of 2006, we plan to initiate the REVEAL Registry to contribute to a better understanding of PAH disease management and improving patient care."

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases, including PAH. CoTherix, REVEAL Registry and the CoTherix logo are trademarks of CoTherix, Inc. More information can be found at www.cotherix.com or www.4ventavis.com.

Forward-Looking Statements of CoTherix

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding our preliminary net product sales, financial guidance for 2006, our plans to report financial results on March 8, 2006, our capital resources, our ability to maximize the Ventavis opportunity, investment in clinical development and initiation of the REVEAL Registry. All forward-looking statements included in this press release are based upon information available as of the date hereof, and CoTherix does not assume any obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Events could differ materially from expectations. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the "Risk Factors" section of CoTherix's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

SOURCE CoTherix, Inc.
01/19/2006
CONTACT: Anne Bowdidge, Senior Director of Investor Relations of
CoTherix, Inc., +1-650-808-6551, or fax, +1-650-808-6899
Web site: http://www.cotherix.com
http://www.4ventavis.com
(CTRX)